EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS A 25 PERCENT INCREASE IN SECOND QUARTER 2020 NET INCOME AND STRONG OPERATIONAL EFFICIENCY

NEW YORK, NY – July 23, 2020 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the second quarter 2020 of $95.6 million, or $0.23 per diluted common share, as compared to the second quarter 2019 earnings of $76.5 million, or $0.22 per diluted common share, and net income of $87.3 million, or $0.21 per diluted common share, for the first quarter 2020.

Key financial highlights for the second quarter:

•
Loan Portfolio: Loans increased $1.9 billion to $32.3 billion at June 30, 2020 from March 31, 2020. The increase was largely due to approximately $2.2 billion of SBA Paycheck Protection Program (PPP) loans originated under the CARES Act to aid small- and medium-sized businesses in the second quarter. We also sold approximately $237 million of residential mortgage loans originated for sale rather than investment, resulting in total pre-tax gains of $8.3 million in the second quarter 2020, as compared to $196 million of residential mortgage loans sold in the linked quarter with total pre-tax gains of $4.6 million. See the "Loans" section below for more details.

•
Net Interest Income and Margin: Net interest income on a tax equivalent basis of $283.5 million for the second quarter 2020 increased $17.2 million as compared to the first quarter 2020. The increase was driven by several factors in the second quarter 2020 including, a 46 basis point decline in our funding costs largely resulting from the lower interest rate environment and a $2.0 billion increase in average loan balances mostly due to the PPP loan originations. Our net interest margin on a tax equivalent basis of 3.00 percent for the second quarter 2020 decreased by 7 basis points from 3.07 percent for the first quarter 2020. See the "Net Interest Income and Margin" section below for additional information.

•
Allowance and Provision for Credit Losses for Loans: Our allowance for credit losses for loans totaled $319.7 million and $293.4 million at June 30, 2020 and March 31, 2020, respectively. During the second quarter 2020, the provision for credit losses for loans was $41.1 million as compared to $33.9 million for the first quarter 2020 and a pre-CECL provision of $2.1 million for the second quarter 2019. The reserve build in the second quarter 2020 mainly reflects deterioration in Valley's view of the macroeconomic outlook since the end of the first quarter, higher specific reserves associated with our taxi medallion loan portfolio and additional qualitative management adjustments to reflect the potential for higher levels of credit stress related to COVID-19 impacted borrowers.

•	Credit Quality: Net loan charge-offs totaled $14.8 million for the second quarter 2020 as compared to $4.8 million for the first quarter 2020 primarily due to the partial charge-off of one

Valley National Bancorp (NASDAQ: VLY)
2020 Second Quarter Earnings
July 23, 2020

impaired commercial loan relationship and lower collateral valuations related to non-performing taxi medallion loans. Non-accrual loans increased $4.7 million during the second quarter 2020 as compared to the first quarter 2020 and represented 0.65 percent and 0.68 percent of total loans at June 30, 2020 and March 31, 2020, respectively. See the "Credit Quality" Section below for more details.

•
Non-interest Income: Non-interest income increased $3.4 million to $44.8 million for the second quarter 2020 as compared to the first quarter 2020. The increase was largely due to a $3.8 million increase in net gains on sales of residential mortgage loans and a $2.7 million increase in BOLI income, partially offset by a $2.1 million decline in service charges mostly caused by waived fees related to COVID-19 customer relief efforts.

•
Non-interest Expense: Non-interest expense increased $1.5 million to $157.2 million for the second quarter 2020 as compared to the first quarter 2020 partly due to moderate increases in technology transformation consulting services, pension, cash incentive compensation and FDIC insurance assessment expenses. Merger related expenses totaled $366 thousand and $1.3 million for the second quarter 2020 and first quarter 2020, respectively. COVID-19 related expenses also totaled $2.2 million and $2.1 million for second quarter 2020 and first quarter 2020, respectively. During the second quarter 2020, these expenses consisted of certain PPP loan costs, such as advertising, additional remote work readiness costs, special cleaning and other COVID-19 safety related costs, while the first quarter 2020 expense was largely a special bonus for hourly employees.

•
Efficiency Ratio: Our efficiency ratio was 48.01 percent for the second quarter 2020 as compared to 50.75 percent and 57.19 percent for the first quarter 2020 and second quarter 2019, respectively. Our adjusted efficiency ratio was 46.84 percent for the second quarter 2020 as compared to 49.26 percent and 54.57 percent for the first quarter 2020 and second quarter 2019, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

•
Performance Ratios: Annualized return on average assets (ROA), average shareholders’ equity (ROE) and average tangible shareholders' equity (ROTE) were 0.92 percent, 8.54 percent, and 12.66 percent for the second quarter 2020, respectively. Annualized ROA, ROE and ROTE, adjusted for non-core charges, was 0.92 percent, 8.57 percent, and 12.70 percent for the second quarter 2020, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO and President commented, "While the uncertain economic environment is less than ideal, I am very pleased with our second quarter earnings, especially on a pre-provision net revenue basis, and the quality of our balance sheet. Our second quarter net interest margin and income reflected this quality and our ability to significantly reduce the cost of our funding sources. As a result of the strong performance of our margin and laser-focus on managing operating expenses, the adjusted efficiency ratio was below 50 percent for the second consecutive quarter." Robbins continued, "During the quarter, we remained deeply committed to being a trusted partner and solution provider for our customers, originating over $2 billion in PPP loans, providing loan forbearances and waiving fees when appropriate for those significantly impacted by the COVID-19 pandemic. I’m extremely proud of Valley's tireless commitment, flexibility and drive to make a difference for our customers, employees and communities."

Valley National Bancorp (NASDAQ: VLY)
2020 Second Quarter Earnings
July 23, 2020

Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $283.5 million for the second quarter 2020 increased $62.1 million as compared to the second quarter 2019 and increased $17.2 million as compared to the first quarter 2020. The increase as compared to the first quarter 2020 was largely driven by our ability to significantly reduce our deposit and other funding costs in the current low interest rate environment and a $2.0 billion increase in average loan balances largely resulting from PPP loan originations. Interest expense of $66.0 million for the second quarter 2020 decreased $32.5 million as compared to the first quarter 2020 largely due to the overall lower cost of funds, partially offset by the interest cost associated with higher average interest-bearing deposits without stated maturities and other borrowings. However, interest income on a tax equivalent basis decreased $15.3 million to $349.5 million for the second quarter 2020 as compared to the first quarter 2020. The decrease was mainly due to overall lower loan yields caused, in part, by normal repayments of higher yielding loans, variable rate loan resets and a $3.1 million decline in loan discount accretion in second quarter 2020 due to lower prepayments for certain loans.

Our net interest margin on a tax equivalent basis of 3.00 percent for the second quarter 2020 increased by 4 basis points from 2.96 percent in second quarter 2019 and decreased by 7 basis from 3.07 percent for the first quarter 2020. The yield on average interest earning assets decreased by 51 basis points on a linked quarter basis mostly due to the impact of the lower interest rate environment. The yield on average loans decreased by 42 basis points to 4.02 percent for the second quarter 2020 as compared to the first quarter 2020 largely due to the repayment of higher yielding loans, lower yielding variable and new loans, including the origination of $2.2 billion of PPP loans in second quarter 2020, and an increase in excess liquidity held in low yield overnight investments. The overall cost of average interest bearing liabilities decreased 54 basis points to 0.96 percent for the second quarter 2020 as compared to the linked first quarter 2020 due to the significantly lower interest rates paid on deposits and borrowings. During the first half of 2020, we also benefited from the prepayment of $635 million high cost FHLB advances in December 2019. Our cost of total average deposits was 0.60 percent for the second quarter 2020 as compared to 1.07 percent for the first quarter 2020.
Loans, Deposits and Other Borrowings
Loans. Loans increased $1.9 billion to approximately $32.3 billion at June 30, 2020 from March 31, 2020 largely due to approximately $2.2 billion of SBA PPP loan originations within the commercial and industrial loan category during the second quarter 2020. Commercial real estate loans increased $181.6 million, or 4.4 percent on an annualized basis, to $16.6 billion at June 30, 2020 as compared to March 31, 2020 mainly due to our strong loan commitment pipeline at March 31, 2020 and slower repayment activity in the second quarter. Residential mortgage and the consumer loan categories all experienced moderate declines in the second quarter due to the impact of COVID-19 and our normal mortgage banking sales activity. During the second quarter 2020, we originated $296 million of residential mortgage loans for sale rather than held for investment and sold approximately $237 million of these loans. Residential mortgage loans held for sale at fair value totaled $120.6 million and $58.9 million at June 30, 2020 and March 31, 2020, respectively.
Deposits. Total deposits increased $2.4 billion to approximately $31.4 billion at June 30, 2020 from March 31, 2020 largely due to increases of $2.0 billion and $666.6 million in non-interest bearing deposits and interest-bearing deposits without stated maturities, respectively. The increases were mostly driven by deposits from PPP loan customers, higher depositor balances due to the uncertain financial markets,

Valley National Bancorp (NASDAQ: VLY)
2020 Second Quarter Earnings
July 23, 2020

as well as a partial shift to more liquid funds for maturing retail CD customers. As a result, time deposits decreased $294.3 million at June 30, 2020 as compared to March 31, 2020. Total brokered deposits (consisting of both time and money market deposit accounts) were $3.6 billion at June 30, 2020 as compared to $3.4 billion at March 31, 2020. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 29 percent, 45 percent and 26 percent of total deposits as of June 30, 2020, respectively.
Other Borrowings. Long-term borrowings increased $101.9 million to $2.9 billion at June 30, 2020 as compared to March 31, 2020 mainly due to our recent $115.0 million issuance of 5.25 percent fixed-to-floating rate subordinated notes with a stated maturity of June 15, 2030. Short-term borrowings decreased by $12.8 million to $2.1 billion at June 30, 2020 as compared to March 31, 2020.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities increased $3.7 million to $224.2 million at June 30, 2020 as compared to March 31, 2020 mainly due to a $4.7 million increase in non-accrual loans, partially offset by a decline in OREO during the second quarter 2020. The increase in non-accrual loans was partially due to one commercial real estate loan which moved to non-accrual status during the second quarter 2020, as well as a moderately higher level of non-accrual consumer loans at June 30, 2020. Non-accrual loans represented 0.65 percent of total loans at June 30, 2020 compared to 0.68 percent at March 31, 2020.
Non-performing Taxi Medallion Loan Portfolio. We continue to closely monitor our non-performing New York City and Chicago taxi medallion loans totaling $99.8 million and $7.0 million, respectively, within the commercial and industrial loan portfolio at June 30, 2020. At June 30, 2020, the non-accrual taxi medallion loans totaling $106.8 million had related reserves of $61.6 million within the allowance for loan losses.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $66.3 million to $93.1 million, or 0.29 percent of total loans, at June 30, 2020 as compared to $159.4 million, or 0.52 percent of total loans, at March 31, 2020 due to a decline in early stage delinquencies for all loan categories. Commercial real estate loans past due 30 to 59 days and 60 to 89 days decreased by $27.8 million and $14.4 million, respectively, as compared to March 31, 2020. The improved performance within the 30 to 59 day category was mainly due to restored customer payments delayed by business disruptions caused by COVID-19 related factors at the end of the first quarter 2020. Commercial real estate loans past due 60 to 90 days at June 30, 2020 declined primarily due to the normal renewal of a $13.8 million performing matured loan reported in this category at March 31, 2020.
Loan Forbearance. In response to the COVID-19 pandemic and its economic impact to certain customers, Valley implemented short-term loan modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant, when requested by customers. Generally, the modification terms allow for a deferral of payments for up to 90 days, which Valley may extend for an additional 90 days, for a maximum of 180 days on a cumulative and successive basis. To date, Valley has granted over 10,000 loan forbearances totaling approximately $4.6 billion in support of our customers. Of these, approximately 5,000 loans totaling $1.9 billion have completed the contractual deferral period and returned to regularly scheduled payments.

Valley National Bancorp (NASDAQ: VLY)
2020 Second Quarter Earnings
July 23, 2020

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at June 30, 2020, March 31, 2020, and June 30, 2019:

	June 30, 2020		March 31, 2020		June 30, 2019
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation*	Category	Allocation*	Category	Allocation*	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$132,039	1.92%	$127,437	2.55%	$94,384	2.11%
Commercial real estate loans:
Commercial real estate	117,743	0.71%	97,876	0.60%	23,796	0.19%
Construction	13,959	0.81%	13,709	0.79%	25,182	1.65%
Total commercial real estate loans	131,702	0.72%	111,585	0.62%	48,978	0.34%
Residential mortgage loans	29,630	0.67%	29,456	0.66%	5,219	0.13%
Consumer loans:
Home equity	4,766	1.01%	4,463	0.93%	505	0.10%
Auto and other consumer	11,477	0.51%	10,401	0.44%	6,019	0.26%
Total consumer loans	16,243	0.59%	14,864	0.52%	6,524	0.23%
Allowance for loan losses	309,614	0.96%	283,342	0.93%	155,105	0.60%
Allowance for unfunded credit commitments	10,109		10,019		2,974
Total allowance for credit losses for loans	$319,723		$293,361		$158,079
Allowance for credit losses for
loans as a % loans		0.99%		0.96%		0.61%

*	CECL was adopted January 1, 2020. Prior periods reflect the allowance for credit losses for loans under the incurred loss model.
Our loan portfolio, totaling $32.3 billion at June 30, 2020, had net loan charge-offs totaling $14.8 million for the second quarter 2020 as compared to $4.8 million and $3.0 million for the first quarter 2020 and second quarter 2019, respectively. The increase in net loan charge-offs was largely due to the partial charge-off of one commercial and industrial loan totaling $7.8 million for the second quarter 2020. Additionally, gross loan charge-offs related to taxi medallion loans totaled $3.2 million, $1.3 million and $2.3 million for the second quarter 2020, first quarter 2020 and second quarter 2019, respectively.
During the second quarter 2020, we recorded a $41.1 million provision for credit losses for loans as compared to $33.9 million and $2.1 million for the first quarter 2020 and the second quarter 2019, respectively. The second quarter 2020 provision mainly reflects the reserve build caused by deterioration in Valley's view of the macroeconomic outlook since the end of the first quarter, higher specific reserves associated with our taxi medallion loan portfolio and additional qualitative management adjustments to reflect the potential for higher levels of credit stress for COVID-19 impacted borrowers.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 0.99 percent, 0.96 percent and 0.61 percent at June 30,

Valley National Bancorp (NASDAQ: VLY)
2020 Second Quarter Earnings
July 23, 2020

2020, March 31, 2020 and June 30, 2019, respectively. At June 30, 2019, the allowance allocations for credit losses as a percentage of total loans increased for most loan categories as compared to March 31, 2020. However, the allocated reserves as a percentage of commercial and industrial loans declined by 0.63 percent due to $2.2 billion of SBA PPP loans with no related allowance at June 30, 2020. The allowance for credit losses for loans at June 30, 2020 as compared to June 30, 2019 increased largely due to the reserves related to PCD loans included in the Day 1 CECL adoption adjustment and the reserve build under CECL during the first six months of 2020 related to the impact of COVID-19 on lifetime expected credit losses.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 12.19 percent, 9.51 percent, 10.23 percent and 7.70 percent, respectively, at June 30, 2020.
For regulatory capital purposes, in connection with the Federal Reserve Board’s final interim rule as of April 3, 2020, 100 percent of the CECL Day 1 impact to shareholders' equity equaling $28.2 million after-tax will be deferred over a two-year period ending January 1, 2022, at which time it will be phased in on a pro-rata basis over a three-year period ending January 1, 2025. Additionally, 25 percent of the reserve build (i.e., provision for credit losses less net charge-offs) for the six months ended June 30, 2020 will be phased in over the same time frame.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Daylight Time, today to discuss the second quarter 2020 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432 Conference ID: 2150739. The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/z4qssb75 [edge.media-server.com and archived on Valley's website through Friday, August 28, 2020. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $42 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations, including the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions. These statements may be identified by such forward-looking terminology as

Valley National Bancorp (NASDAQ: VLY)
2020 Second Quarter Earnings
July 23, 2020

“should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•
the impact of COVID-19 on the U.S. and the global economies, including business disruptions, reductions in employment and an increase in business failures, specifically the consequences among our commercial and consumer customers;

•
the impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 arise in various locations, including Florida and Alabama;

•
potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our action, or failure to implement or effectively implement, federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect our loans;

•
the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;

•
damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;

•	a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	the inability to grow customer deposits to keep pace with loan growth;

•	a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

•
greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

•
cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

Valley National Bancorp (NASDAQ: VLY)
2020 Second Quarter Earnings
July 23, 2020

•
unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2020	2020	2019	2020	2019
FINANCIAL DATA:
Net interest income - FTE (1)	$283,540	$266,383	$221,392	$549,923	$441,317
Net interest income	$282,559	$265,339	$220,234	$547,898	$438,882
Non-interest income	44,830	41,397	27,603	86,227	135,276
Total revenue	327,389	306,736	247,837	634,125	574,158
Non-interest expense	157,166	155,656	141,737	312,822	289,532
Pre-provision net revenue	170,223	151,080	106,100	321,303	284,626
Provision for credit losses	41,156	34,683	2,100	75,839	10,100
Income tax expense	33,466	29,129	27,532	62,595	84,728
Net income	95,601	87,268	76,468	182,869	189,798
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net income available to common shareholders	$92,429	$84,096	$73,296	$176,525	$183,454
Weighted average number of common shares outstanding:
Basic	403,790,242	403,519,088	331,748,552	403,654,665	331,675,313
Diluted	404,631,845	405,424,123	332,959,802	405,043,183	332,929,359
Per common share data:
Basic earnings	$0.23	$0.21	$0.22	$0.44	$0.55
Diluted earnings	0.23	0.21	0.22	0.44	0.55
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	9.60	11.46	10.78	11.46	10.78
Closing stock price - low	6.29	6.37	9.75	6.29	9.00
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$92,721	$85,061	$75,614	$177,782	$147,378
Basic earnings per share, as adjusted	0.23	0.21	0.23	0.44	0.44
Diluted earnings per share, as adjusted	0.23	0.21	0.23	0.44	0.44
FINANCIAL RATIOS:
Net interest margin	2.99%	3.06%	2.95%	3.02%	2.95%
Net interest margin - FTE (1)	3.00	3.07	2.96	3.04	2.97
Annualized return on average assets	0.92	0.92	0.94	0.92	1.17
Annualized return on avg. shareholders' equity	8.54	7.92	8.79	8.23	11.04
Annualized return on avg. tangible shareholders' equity (2)	12.66	11.84	13.16	12.26	16.65
Efficiency ratio (3)	48.01	50.75	57.19	49.33	50.43
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.92%	0.93%	0.96%	0.93%	0.95%
Annualized return on average shareholders' equity, as adjusted	8.57	8.01	9.05	8.29	8.94
Annualized return on average tangible shareholders' equity, as adjusted	12.70	11.97	13.56	12.34	13.49
Efficiency ratio, as adjusted	46.84	49.26	54.57	48.01	54.68

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
AVERAGE BALANCE SHEET ITEMS:	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2020	2020	2019	2019	2019
Assets	$41,503,514	$38,097,364	$32,707,144	$39,800,441	$32,502,744
Interest earning assets	37,778,387	34,674,075	29,877,384	36,226,232	29,721,015
Loans	32,041,200	29,999,428	25,552,415	31,020,314	25,404,396
Interest bearing liabilities	27,578,741	26,215,578	22,328,544	26,897,161	22,336,243
Deposits	30,837,963	28,811,932	24,699,238	29,824,948	24,740,767
Shareholders' equity	4,477,446	4,408,585	3,481,519	4,443,016	3,438,344

BALANCE SHEET ITEMS:
(In thousands)
Assets	$41,717,265	$39,120,629	$37,436,020	$33,765,539	$33,027,741
Total loans	32,314,611	30,428,067	29,699,208	26,567,159	25,802,162
Deposits	31,428,005	29,016,988	29,185,837	25,546,122	24,773,929
Shareholders' equity	4,474,488	4,420,998	4,384,188	3,558,075	3,504,118

LOANS:
(In thousands)
Commercial and industrial	$6,884,689	$4,998,731	$4,825,997	$4,695,608	$4,615,765
Commercial real estate:
Commercial real estate	16,571,877	16,390,236	15,996,741	13,365,454	12,798,017
Construction	1,721,352	1,727,046	1,647,018	1,537,590	1,528,968
Total commercial real estate	18,293,229	18,117,282	17,643,759	14,903,044	14,326,985
Residential mortgage	4,405,147	4,478,982	4,377,111	4,133,331	4,072,450
Consumer:
Home equity	471,115	481,751	487,272	489,808	501,646
Automobile	1,369,489	1,436,734	1,451,623	1,436,608	1,362,466
Other consumer	890,942	914,587	913,446	908,760	922,850
Total consumer loans	2,731,546	2,833,072	2,852,341	2,835,176	2,786,962
Total loans	$32,314,611	$30,428,067	$29,699,208	$26,567,159	$25,802,162

CAPITAL RATIOS:
Book value per common share	$10.56	$10.43	$10.35	$10.09	$9.93
Tangible book value per common share (2)	6.96	6.82	6.73	6.62	6.45
Tangible common equity to tangible assets (2)	6.98%	7.31%	7.54%	6.73%	6.71%
Tier 1 leverage capital	7.70	8.24	8.76	7.61	7.62
Common equity tier 1 capital	9.51	9.24	9.42	8.49	8.59
Tier 1 risk-based capital	10.23	9.95	10.15	9.30	9.43
Total risk-based capital	12.19	11.53	11.72	11.03	11.39

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
ALLOWANCE FOR CREDIT LOSSES	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2020	2020	2019	2020	2019
Allowance for credit losses for loans
Beginning balance	$293,361	$164,604	$158,961	$164,604	$156,295
Impact of the adoption of ASU 2016-13 (4)	—	37,989	—	37,989	—
Allowance for purchased credit deteriorated (PCD) loans	—	61,643	—	61,643	—
Beginning balance, adjusted	293,361	264,236	158,961	264,236	156,295
Loans charged-off (5):
Commercial and industrial	(14,024)	(3,360)	(3,073)	(17,384)	(7,355)
Commercial real estate	(27)	(44)	—	(71)	—
Residential mortgage	(5)	(336)	—	(341)	(15)
Total Consumer	(2,602)	(2,565)	(1,752)	(5,167)	(3,780)
Total loans charged-off	(16,658)	(6,305)	(4,825)	(22,963)	(11,150)
Charged-off loans recovered(5):
Commercial and industrial	799	569	1,195	1,368	1,678
Commercial real estate	31	73	22	104	43
Construction	20	20	—	40	—
Residential mortgage	545	50	9	595	10
Total Consumer	509	794	617	1,303	1,103
Total loans recovered	1,904	1,506	1,843	3,410	2,834
Net charge-offs	(14,754)	(4,799)	(2,982)	(19,553)	(8,316)
Provision for credit losses for loans	41,116	33,924	2,100	75,040	10,100
Ending balance	$319,723	$293,361	$158,079	$319,723	$158,079
Components of allowance for credit losses for loans:
Allowance for loan losses	$309,614	$283,342	$155,105	$309,614	$155,105
Allowance for unfunded credit commitments	10,109	10,019	2,974	10,109	2,974
Allowance for credit losses for loans	$319,723	$293,361	$158,079	$319,723	$158,079
Components of provision for credit losses for loans:
Provision for credit losses for loans	$41,026	$33,851	$3,706	$74,877	$11,562
Provision for unfunded credit commitments (6)	90	73	(1,606)	163	(1,462)
Total provision for credit losses for loans	$41,116	$33,924	$2,100	$75,040	$10,100
Annualized ratio of total net charge-offs to average loans	0.18%	0.06%	0.05%	0.13%	0.07%
Allowance for credit losses for loans as a % of total loans	0.99	0.96	0.61	0.99	0.61

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (7)	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2020	2020	2019	2019	2019
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,206	$9,780	$11,700	$5,702	$14,119
Commercial real estate	13,912	41,664	2,560	20,851	6,202
Construction	—	7,119	1,486	11,523	—
Residential mortgage	35,263	38,965	17,143	12,945	19,131
Total Consumer	12,962	19,508	13,704	13,079	11,932
Total 30 to 59 days past due	68,343	117,036	46,593	64,100	51,384
60 to 89 days past due:
Commercial and industrial	4,178	7,624	2,227	3,158	4,135
Commercial real estate	1,543	15,963	4,026	735	354
Construction	—	49	1,343	7,129	1,342
Residential mortgage	4,169	9,307	4,192	4,417	3,635
Total Consumer	3,786	2,309	2,527	1,577	1,484
Total 60 to 89 days past due	13,676	35,252	14,315	17,016	10,950
90 or more days past due:
Commercial and industrial	5,220	4,049	3,986	4,133	3,298
Commercial real estate	—	161	579	1,125	—
Residential mortgage	3,812	1,798	2,042	1,347	1,054
Total Consumer	2,082	1,092	711	756	359
Total 90 or more days past due	11,114	7,100	7,318	7,361	4,711
Total accruing past due loans	$93,133	$159,388	$68,226	$88,477	$67,045
Non-accrual loans:
Commercial and industrial	$130,876	$132,622	$68,636	$75,311	$76,216
Commercial real estate	43,678	41,616	9,004	9,560	6,231
Construction	3,308	2,972	356	356	—
Residential mortgage	25,776	24,625	12,858	13,772	12,069
Total Consumer	6,947	4,095	2,204	2,050	1,999
Total non-accrual loans	210,585	205,930	93,058	101,049	96,515
Other real estate owned (OREO)	8,283	10,198	9,414	6,415	7,161
Other repossessed assets	3,920	3,842	1,276	2,568	2,358
Non-accrual debt securities	1,365	531	680	680	680
Total non-performing assets	$224,153	$220,501	$104,428	$110,712	$106,714
Performing troubled debt restructured loans	$53,936	$48,024	$73,012	$79,364	$74,385
Total non-accrual loans as a % of loans	0.65%	0.68%	0.31%	0.38%	0.37%
Total accruing past due and non-accrual loans as a % of loans	0.94%	1.20%	0.54%	0.71%	0.63%
Allowance for losses on loans as a % of non-accrual loans	147.03%	137.59%	173.83%	160.17%	160.71%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2020	2020	2019	2020	2019
Adjusted net income available to common shareholders:
Net income, as reported	$95,601	$87,268	$76,468	$182,869	$189,798
Less: Gain on sale leaseback transactions (net of tax)(a)	—	—	—	—	(55,707)
Add: Net impairment losses on securities (net of tax)	—	—	2,078	—	2,078
Add: Losses (gains) on securities transaction (net of tax)	29	29	(8)	58	15
Add: Severance expense (net of tax)(b)	—	—	—	—	3,433
Add: Tax credit investment impairment (net of tax)(c)	—	—	—	—	1,757
Add: Merger related expenses (net of tax)(d)	263	936	25	1,199	25
Add: Income tax expense (e)	—	—	223	—	12,323
Net income, as adjusted	$95,893	$88,233	$78,786	$184,126	$153,722
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net income available to common shareholders, as adjusted	$92,721	$85,061	$75,614	$177,782	$147,378
__________
(a) The gain on sale leaseback transactions is included in gains on the sales of assets within other non-interest income.
(b) Severance expense is included in salary and employee benefits expense.
(c) Impairment is included in the amortization of tax credit investments.
(d) Merger related expenses are primarily within salary and employee benefits expense, professional and legal fees, and other expense.
(e) Income tax expense related to reserves for uncertain tax positions.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$92,721	$85,061	$75,614	$177,782	$147,378
Average number of shares outstanding	403,790,242	403,519,088	331,748,552	403,654,665	331,675,313
Basic earnings, as adjusted	$0.23	$0.21	$0.23	$0.44	$0.44
Average number of diluted shares outstanding	404,631,845	405,424,123	332,959,802	405,043,183	332,929,359
Diluted earnings, as adjusted	$0.23	$0.21	$0.23	$0.44	$0.44
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$95,893	$88,233	$78,786	$184,126	$153,722
Average shareholders' equity	4,477,446	4,408,585	3,481,519	4,443,016	3,438,344
Less: Average goodwill and other intangible assets	1,456,781	1,460,988	1,156,703	1,458,885	1,158,596
Average tangible shareholders' equity	$3,020,665	$2,947,597	$2,324,816	$2,984,131	$2,279,748
Annualized return on average tangible shareholders' equity, as adjusted	12.70%	11.97%	13.56%	12.34%	13.49%
Adjusted annualized return on average assets:
Net income, as adjusted	$95,893	$88,233	$78,786	$184,126	$153,722
Average assets	$41,503,514	$38,097,364	$32,707,144	$39,800,441	$32,502,744
Annualized return on average assets, as adjusted	0.92%	0.93%	0.96%	0.93%	0.95%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2020	2020	2019	2020	2019
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$95,893	$88,233	$78,786	$184,126	$153,722
Average shareholders' equity	$4,477,446	$4,408,585	$3,481,519	$4,443,016	$3,438,344
Annualized return on average shareholders' equity, as adjusted	8.57%	8.01%	9.05%	8.29%	8.94%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$95,601	$87,268	$76,468	$182,869	$189,798
Average shareholders' equity	4,477,446	4,408,585	3,481,519	4,443,016	3,438,344
Less: Average goodwill and other intangible assets	1,456,781	1,460,988	1,156,703	1,458,885	1,158,596
Average tangible shareholders' equity	$3,020,665	$2,947,597	$2,324,816	$2,984,131	$2,279,748
Annualized return on average tangible shareholders' equity	12.66%	11.84%	13.16%	12.26%	16.65%
Adjusted efficiency ratio:
Non-interest expense, as reported	$157,166	$155,656	$141,737	$312,822	$289,532
Less: Severance expense (pre-tax)	—	—	—	—	4,838
Less: Merger-related expenses (pre-tax)	366	1,302	35	1,668	35
Less: Amortization of tax credit investments (pre-tax)	3,416	3,228	4,863	6,644	12,036
Non-interest expense, as adjusted	$153,384	$151,126	$136,839	$304,510	$272,623
Net interest income	282,559	265,339	220,234	547,898	438,882
Non-interest income, as reported	44,830	41,397	27,603	86,227	135,276
Add: Net impairment losses on securities (pre-tax)	—	—	2,928	—	2,928
Add: Losses (gains) on securities transactions, net (pre-tax)	41	40	(11)	81	21
Less: Gain on sale leaseback transaction (pre-tax)	—	—	—	—	78,505
Non-interest income, as adjusted	$44,871	$41,437	$30,520	$86,308	$59,720
Gross operating income, as adjusted	$327,430	$306,776	$250,754	$634,206	$498,602
Efficiency ratio, as adjusted	46.84%	49.26%	54.57%	48.01%	54.68%

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2020	2020	2019	2019	2019
Tangible book value per common share:
Common shares outstanding	403,795,699	403,744,148	403,278,390	331,805,564	331,788,149
Shareholders' equity	$4,474,488	$4,420,998	$4,384,188	$3,558,075	$3,504,118
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,453,330	1,458,095	1,460,397	1,152,815	1,155,250
Tangible common shareholders' equity	$2,811,467	$2,753,212	$2,714,100	$2,195,569	$2,139,177
Tangible book value per common share	$6.96	$6.82	$6.73	$6.62	$6.45
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$2,811,467	$2,753,212	$2,714,100	$2,195,569	$2,139,177
Total assets	41,717,265	39,120,629	37,436,020	33,765,539	33,027,741
Less: Goodwill and other intangible assets	1,453,330	1,458,095	1,460,397	1,152,815	1,155,250
Tangible assets	$40,263,935	$37,662,534	$35,975,623	$32,612,724	$31,872,491
Tangible common equity to tangible assets	6.98%	7.31%	7.54%	6.73%	6.71%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)	The adjustment represents an increase in the allowance for credit losses for loans as a result of the adoption of ASU 2016-13 effective January 1, 2020.
(5)	Charge-offs and recoveries presented for periods prior to March 31, 2020 exclude loans formerly known as Purchased Credit-Impaired (PCI) loans.
(6)	Periods prior to March 31, 2020 represent allowance and provision for letters of credit only.

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

(7)
Past due loans and non-accrual loans presented in periods prior to March 31, 2020 exclude PCI loans. PCI loans were accounted for on a pool basis and are were not subject to delinquency classification.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Cash and due from banks	$388,753	$256,264
Interest bearing deposits with banks	1,521,572	178,423
Investment securities:
Equity securities	54,379	41,410
Available for sale debt securities	1,689,388	1,566,801
Held to maturity debt securities (net of allowance for credit losses of $1,593 at June 30, 2020)	2,131,834	2,336,095
Total investment securities	3,875,601	3,944,306
Loans held for sale, at fair value	120,599	76,113
Loans	32,314,611	29,699,208
Less: Allowance for loan losses	(309,614)	(161,759)
Net loans	32,004,997	29,537,449
Premises and equipment, net	329,889	334,533
Lease right of use assets	273,811	285,129
Bank owned life insurance	535,383	540,169
Accrued interest receivable	122,807	105,637
Goodwill	1,375,409	1,373,625
Other intangible assets, net	77,921	86,772
Other assets	1,090,523	717,600
Total Assets	$41,717,265	$37,436,020
Liabilities
Deposits:
Non-interest bearing	$8,989,818	$6,710,408
Interest bearing:
Savings, NOW and money market	14,165,415	12,757,484
Time	8,272,772	9,717,945
Total deposits	31,428,005	29,185,837
Short-term borrowings	2,082,880	1,093,280
Long-term borrowings	2,907,535	2,122,426
Junior subordinated debentures issued to capital trusts	55,891	55,718
Lease liabilities	299,260	309,849
Accrued expenses and other liabilities	469,206	284,722
Total Liabilities	37,242,777	33,051,832
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at June 30, 2020 and December 31, 2019)	111,590	111,590
Series B (4,000,000 shares issued at June 30, 2020 and December 31, 2019)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 403,823,728 shares at June 30, 2020 and 403,322,773 shares at December 31, 2019)	141,667	141,423
Surplus	3,628,792	3,622,208
Retained earnings	499,511	443,559
Accumulated other comprehensive loss	(4,938)	(32,214)
Treasury stock, at cost (28,029 common shares at June 30, 2020 and 44,383 common shares at December 31, 2019)	(235)	(479)
Total Shareholders’ Equity	4,474,488	4,384,188
Total Liabilities and Shareholders’ Equity	$41,717,265	$37,436,020

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Interest Income
Interest and fees on loans	$321,883	$333,068	$296,934	$654,951	$585,211
Interest and dividends on investment securities:
Taxable	19,447	21,933	22,489	41,380	45,365
Tax-exempt	3,692	3,926	4,356	7,618	9,160
Dividends	3,092	3,401	2,795	6,493	5,969
Interest on federal funds sold and other short-term investments	411	1,465	1,168	1,876	2,261
Total interest income	348,525	363,793	327,742	712,318	647,966
Interest Expense
Interest on deposits:
Savings, NOW and money market	16,627	34,513	38,020	51,140	74,303
Time	29,857	42,814	40,331	72,671	78,502
Interest on short-term borrowings	1,980	4,707	14,860	6,687	27,409
Interest on long-term borrowings and junior subordinated debentures	17,502	16,420	14,297	33,922	28,870
Total interest expense	65,966	98,454	107,508	164,420	209,084
Net Interest Income	282,559	265,339	220,234	547,898	438,882
Provision for credit losses for held to maturity securities	41	759	—	800	—
Provision for credit losses for loans	41,115	33,924	2,100	75,039	10,100
Net Interest Income After Provision for Credit Losses	241,403	230,656	218,134	472,059	428,782
Non-Interest Income
Trust and investment services	2,826	3,413	3,096	6,239	6,000
Insurance commissions	1,659	1,951	2,649	3,610	5,174
Service charges on deposit accounts	3,557	5,680	5,827	9,237	11,730
(Losses) gains on securities transactions, net	(41)	(40)	11	(81)	(21)
Other-than-temporary impairment losses on securities	—	—	(2,928)	—	(2,928)
Fees from loan servicing	2,227	2,748	2,367	4,975	4,797
Gains on sales of loans, net	8,337	4,550	3,930	12,887	8,506
(Losses) gains on sales of assets, net	(299)	121	(564)	(178)	77,156
Bank owned life insurance	5,823	3,142	2,205	8,965	4,092
Other	20,741	19,832	11,010	40,573	20,770
Total non-interest income	44,830	41,397	27,603	86,227	135,276
Non-Interest Expense
Salary and employee benefits expense	78,532	85,728	76,183	164,260	159,288
Net occupancy and equipment expense	33,217	32,441	29,700	65,658	57,586
FDIC insurance assessment	6,135	3,876	4,931	10,011	11,052
Amortization of other intangible assets	6,681	5,470	4,170	12,151	8,481
Professional and legal fees	7,797	6,087	4,145	13,884	9,416
Amortization of tax credit investments	3,416	3,228	4,863	6,644	12,036
Telecommunication expense	2,866	2,287	2,351	5,153	4,619
Other	18,522	16,539	15,394	35,061	27,054
Total non-interest expense	157,166	155,656	141,737	312,822	289,532
Income Before Income Taxes	129,067	116,397	104,000	245,464	274,526
Income tax expense	33,466	29,129	27,532	62,595	84,728
Net Income	95,601	87,268	76,468	182,869	189,798
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net Income Available to Common Shareholders	$92,429	$84,096	$73,296	$176,525	$183,454

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Earnings Per Common Share:
Basic	$0.23	$0.21	$0.22	$0.44	$0.55
Diluted	0.23	0.21	0.22	0.44	0.55
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.22	0.22
Weighted Average Number of Common Shares Outstanding:
Basic	403,790,242	403,519,088	331,748,552	403,654,665	331,675,313
Diluted	404,631,845	405,424,123	332,959,802	405,043,183	332,929,359

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$32,041,200	$321,883	4.02%	$29,999,428	$333,068	4.44%	$25,552,415	$296,934	4.65%
Taxable investments (3)	3,673,090	22,539	2.45%	3,557,913	25,334	2.85%	3,453,676	25,284	2.93%
Tax-exempt investments (1)(3)	562,172	4,673	3.32%	585,987	4,970	3.39%	658,727	5,514	3.35%
Interest bearing deposits with banks	1,501,925	411	0.11%	530,747	1,465	1.10%	212,566	1,168	2.20%
Total interest earning assets	37,778,387	349,506	3.70%	34,674,075	364,837	4.21%	29,877,384	328,900	4.40%
Other assets	3,725,127			3,423,289			2,829,760
Total assets	$41,503,514			$38,097,364			$32,707,144
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$13,788,951	$16,627	0.48%	$13,219,896	$34,513	1.04%	$11,293,885	$38,020	1.35%
Time deposits	8,585,782	29,857	1.39%	8,897,934	42,814	1.92%	7,047,319	40,331	2.29%
Short-term borrowings	2,317,992	1,980	0.34%	1,322,699	4,707	1.42%	2,380,294	14,860	2.50%
Long-term borrowings (4)	2,886,016	17,502	2.43%	2,775,049	16,420	2.37%	1,607,046	14,297	3.56%
Total interest bearing liabilities	27,578,741	65,966	0.96%	26,215,578	98,454	1.50%	22,328,544	107,508	1.93%
Non-interest bearing deposits	8,463,230			6,694,102			6,358,034
Other liabilities	984,097			779,099			539,047
Shareholders' equity	4,477,446			4,408,585			3,481,519
Total liabilities and shareholders' equity	$41,503,514			$38,097,364			$32,707,144

Net interest income/interest rate spread (5)		$283,540	2.74%		$266,383	2.71%		$221,392	2.47%
Tax equivalent adjustment		(981)			(1,044)			(1,158)
Net interest income, as reported		$282,559			$265,339			$220,234
Net interest margin (6)			2.99%			3.06%			2.95%
Tax equivalent effect			0.01%			0.01%			0.01%
Net interest margin on a fully tax equivalent basis (6)			3.00%			3.07%			2.96%

(1)	Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.